Exhibit 10.23

SAGA COMMUNICATIONS, INC.
2005 DEFERRED COMPENSATION PLAN

Saga Communications, Inc. adopts this Deferred Compensation Plan effective January 1, 2005 for the benefit of certain of its key employees. This Plan is adopted as a successor plan to the Saga Communications, Inc, Deferred Compensation Plan, effective December 1, 1998, which continues to exist, but contributions to which are deemed to have ceased after December 31, 2004, and contributions made to such plan on and after January 1, 2005 shall be treated and accounted for as having been made to this Plan, as well as contributions made to this Plan after its adoption.

This Plan is intended to comply with § 409A of the Internal Revenue Code of 1986 ("Code") and the regulations and guidances promulgated by the Internal Revenue Service thereunder.

A.Participants. Any key employee ("Employee") of Saga Communications, Inc. ("Company"), who has been designated as eligible to participate under this plan ("Plan") by the Board of Directors of the Company ("Board"), may elect to become a participant ("Participant") under the Plan by filing an Enrollment Agreement with the Company, in the form prescribed by the Board of Directors.
B.Deferred Compensation. Any participant may elect, in accordance with Section E of this Plan, to defer annually the receipt of a portion of the compensation otherwise payable to him or her by the Company in any calendar year, which portion shall not exceed 15% of the Employee's regular annual compensation or be less than $2,500. In addition a Participant may elect annually in accordance with Section E of this Plan to defer receipt of any portion of any bonus otherwise payable to him or her by the Company up to the entire amount of such bonus. The amount of compensation that a Participant elects to defer under this Section will remain constant until suspended or modified by the filing of another election with the Company by a Participant in accordance with Section F of the Plan, except that Participant's election shall expire upon his or her entitlement to a short term disability status under the Company's short term disability plan. A former Participant who returns to work after a short term disability may file a new election to defer pursuant to Section F.

C.Accounts. Any compensation or bonus deferred pursuant to this Section shall be recorded by the Company in a deferred compensation account ("Account") maintained in the name of the Participant, which Account shall be credited on each date for payment of compensation or bonus, in accordance with the Company's normal practices with a dollar amount equal to (a) the total amount of compensation or bonus deferred during a calendar year under the Plan, divided by (b) the total number of such dates for payment occurring during the calendar year. The Company shall finish each Participant with an annual statement of his, or her Account The Company shall also credit interest and appreciation or depreciation of the investment option elected for an Account annually until final distribution of the Account pursuant to Section E of the Plan.

D.Investment of Deferred Amounts.

A Participant shall designate in a notice of election of investments ("Notice") that all or a portion of the amount credited to his or her Account (as specified by the Participant) will earn income or appreciate or depreciate as if invested in one or more of the investment options offered from time to time under the Plan. The Company may, in its discretion, purchase policies of life insurance on the lives of Participants to assist the Company in paying deferred compensation under the Plan. All invested assets under the Plan shall nevertheless remain the property of the Company or the trustee of a trust created pursuant to Section G. The Company is not obligated to invest any asset or to direct the trustee of a trust created pursuant to Section 3 to invest any asset in accordance with the designation of any Participant.

E.Distribution.

1.	Upon termination of the employment of a Participant with the Company for any reason other than death or upon a Participant's entitlement to long term disability status under the Company's long term disability plan, the Participant will be entitled to receive all amounts credited to the Participant's Account in one lump sum, in 60 monthly installments or in 120 monthly installments, as elected by the Participant in his or her Enrollment Agreement.
2.	Upon termination of a Participant's employment with the Company by reason of his or her death, the Participant's designated beneficiary or beneficiaries will be entitled to receive all amounts credited to the Account of the Participant in a lump sum, in 60 monthly installments or 120 monthly installments, as elected by the Participant in his or her Beneficiary Designation. In addition, if the Company has purchased a life insurance policy on the life of a Participant, the benefit payable to such Participant's beneficiaries shall equal the value of Participant's Account on his or her date of death multiplied by one and one-half (1.5) but the incremental increase to such Account shall not exceed $150,000.
3.	Upon the death of the Participant prior to complete distribution to him or her of the entire balance of his or her Account (and after the date of termination of his or her employment with the Company) the balance of his or her Account shall be paid to the Participant's designated beneficiary or beneficiaries in continuation of the payment schedule elected by the Participant effective during his or her life.
4.	Distributions from the Plan shall be made or commence on the first day of the month next following:
a.	the date upon which the Participant's service or employment with the Company terminates in the event of a distribution pursuant to paragraphs (1) or (2) of this Section; or
b.	the date of the Participant's death in the event of a distribution pursuant to paragraph (3) of this Section.

F.Election To Defer Compensation. Except for the year in which an Employee first becomes eligible to participate in the Plan, the Enrollment Agreement by which a Participant elects to defer compensation and bonus shall be in writing, signed by the Participant, and delivered to the-Company prior to January 1 of the calendar year in which the compensation or bonus to be deferred is earned by the Participant. In the calendar year in which an Employee first becomes eligible to participate in the Plan, a Participant may elect to defer compensation earned after the date of the Enrollment Agreement which must be filed with the Company within 30 days after the Employee becomes a Participant. Such election (and any subsequent election) to defer compensation (but not an election to defer receipt of a bonus) will continue until suspended or modified in a writing delivered by the Participant to the Company, which new election shall only apply to compensation otherwise earned by the Participant after the end of the calendar year in which such election is delivered to the Corporation. Any deferral election made by the Participant shall be irrevocable with respect to any compensation or bonus covered by such election.

G.Participant's Rights Unsecured. This Plan is intended to be unfunded or tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. The right of the Participant or his designated beneficiary to receive a distribution from the Company hereunder shall be an unsecured claim against the general assets of the Company; and neither the Participant nor his other designated beneficiary shall have any rights in or against any amount credited to his or her Account or any other specific assets of the Company. The Company intends to create a trust to assist it in meeting its obligations under the Plan. Such trust will conform to the model trust described in Rev. Proc. 92-64. An Account may not be encumbered, assigned, anticipated, alienated sold, transferred, pledged by a Participant or any beneficiary, nor may an Account be attached or garnished by the creditors of a Participant or beneficiary.
H.Amendments to the Plan. The Board may amend the Plan at any time, without the consent of the Participants or their beneficiaries, provided, however, that no amendment shall divest any Participant or beneficiary of the credits to his or her Account, or of any rights to with he would have been entitled if the Plan had been terminated immediately prior to the effective date of such amendment.
I.Termination of the Plan. The Board may terminate the Plan at any time. Upon termination of the Plan, distribution of the credits to a Participant's Account shall be made in the manner and at the time heretofore prescribed; provided that no additional credits shall be made to the Account of a Participant following termination of the Plan other than investment experience thereon credited pursuant to Section D.
J.Administration. The Plan Administrator shall be the Company which shall discharge its administrative duties through an officer or employee designated by the Board, The Plan Administrator shall administer the Plan in accordance with its terms and shall have the power and discretion to construe the terms of the Plan and to determine all questions arising in connection with the administration, interpretation and application of the Plan.
K.Expenses. Costs of administration of the Plan will be paid by the Company.
L.Notices. Any notice or election required or permitted to be given hereunder shall be in writing and shall be deemed to be filed:

1.	on the date it is personally delivered, to the Secretary of the Company; or
2.	three business days after it is sent by first class mail, addresses to such Secretary at 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236.

M. Claims.

1.	If a Participant or beneficiary disagrees with the amount or terms of payment of a benefit the Participant or beneficiary may file a written claim with the Company's Secretary. Written notice of the disposition of a claim shall be furnished to the claimant within 90 days after the application is filed. In the event the claim is denied, the reasons for the denial shall be specifically set forth in the notice in language calculated to be understood by the claimant, pertinent provisions of the Plan shall be cited, and, where appropriate, an explanation as to how the claimant can perfect the claim will be provided. In addition, the claimant shall be furnished with an explanation of the Plan's claims review procedure.
2.	Any Participant or beneficiary of a Participant whose claim has been denied shall be entitled to request the Company to give further consideration to his or her claim by filing with the Company a. written request for a hearing. Such request, together with a written statement of the reasons why the claimant believes his claim should be allowed, shall be filed with the Company's Secretary no later than 60 days after receipt of the written notification denying the claim. The Board shall then conduct a hearing within the next 60 days, at which the claimant may be represented by an attorney or any other representative of his choosing and at which the claimant shall have an opportunity to submit written and oral evidence and arguments in support of his claim. At the hearing (or prior thereto upon 5 business days notice to the Board) the claimant or his representative shall have an opportunity to review all documents in the possession of the Company which are pertinent to the claim at issue and its disallowance. Either the claimant or the Board may cause a court reporter to attend the hearing and record the proceedings. In such event, a complete written transcript of the proceedings shall be furnished to both parties by the court reporter. The full expense of any such court reporter and such transcripts shall be borne by the party causing the court reporter to attend the hearing. A final decision as to the allowance of the claim shall be made by the Board within 60 days of receipt of the appeal (unless there has been an extension of 60 days due to special circumstances, provided the delay and the special circumstances occasioning it are communicated to the claimant within the 60 day period). Such communication shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. In rendering its decisions concerning claims and appeals the Company and the Board may construe the terms of the Plan and associated trust and may decide issues of fact as necessary to decide the claim.

Company:	Saga Communications, Inc.
By:	/s/ Marcia Lobaito
Name/Title:	Marcia Lobaito, Senior Vice President